UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2020

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38322	81-0438093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

237 West 35th Street, Suite 806 New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800-320-1911

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 30, 2020, FTE Networks, Inc. (the “Company”) and certain affiliated entities received a notice of default (the “Notice”) from DS Agent LLC, in its capacity as successor Noteholder Agent (“DS Agent”), asserting that an event of default had occurred with respect to certain Note Issuance and Purchase Agreements, each dated as of July 10, 2017, by and among, inter alia, certain entities controlled by the Company, Inmost (the original Noteholder Agent), and noteholders named therein (the “Note Purchase Agreements”). Specifically, DS Agent claimed that the Company failed to satisfy the loan-to-value test (the “LTV Test”) as defined in the Note Purchase Agreements and demanded that the Company pay the outstanding principal balance due under each of the Note Purchase Agreements. The Notice also stated that DS Agent would be exercising certain rights under the Note Purchase Agreements. The noteholders, collectively, hold approximately $52,000,000 in notes (inclusive of accrued interest) that the Company assumed as part of the Rental Home Portfolio Asset Purchase Agreement. If DS Agent exercises additional remedies, such exercise may have a material adverse effect on the Company’s financial condition and the Company’s ability to continue to operate. The Company intends to negotiate a resolution of this matter, of which no assurance can be given.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FTE NETWORKS, INC.
(Registrant)

Date: January 6, 2021		/s/ Michael P. Beys
	Name:	Michael P. Beys
	Title:	Interim Chief Executive Officer